UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	98-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6220 Hwy 7, Suite 600

Woodbridge

Ontario L4H 4G3

Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable

(Former name or address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	WCN	New York Stock Exchange Toronto Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 below is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 30, 2021 (the “Closing Date”), Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Company”), entered into a financing agreement, as described herein. All references herein to “dollars” or “$” are to U.S. dollars and references to C$ are to Canadian dollars.

Second Amended and Restated Credit Agreement

On March 21, 2018, the Company, as borrower, Bank of America, N.A., acting through its Canada Branch, as the global agent, the swing line lender, and an l/c issuer, Bank of America, N.A., as the U.S. agent and an l/c issuer, and certain lenders entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement (as amended, restated, supplemented or otherwise modified and as in effect immediately prior to the Closing Date, the “Existing Credit Agreement”), pursuant to which the lenders thereunder made loans and other extensions of credit to the Company.

On the Closing Date, the Existing Credit Agreement was amended and restated in its entirety pursuant to a Second Amended and Restated Revolving Credit and Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into by the Company, as borrower, with Bank of America, N.A., acting through its Canada Branch, as the global agent, the swing line lender and an l/c issuer, Bank of America, N.A., as the U.S. Agent and an l/c issuer, the lenders (the “Lenders”) and any other financial institutions from time to time party thereto. The Credit Agreement has a scheduled maturity date of July 30, 2026 and contains an “amend and extend” provision pursuant to which lenders may (but are not obligated to) agree to extend the scheduled maturity date applicable to their outstanding commitments and credit extensions.

As of immediately prior to the Closing Date, the following amounts were outstanding under the Company's Existing Credit Agreement: $650 million under the term loan facility, and $501 million and C$5 million under the revolving credit facility, exclusive of outstanding letters of credit of $113.9 million. Under the Existing Credit Agreement, the lenders committed to providing revolving advances up to an aggregate principal amount of $1.5625 billion at any one time outstanding.

Pursuant to the terms and conditions of the Credit Agreement, the Lenders committed to providing a $2.5 billion credit facility to the Company, consisting of (i) revolving advances up to an aggregate principal amount of $1.85 billion at any one time outstanding (representing an increase of $287.5 million from the Existing Credit Agreement), and (ii) a term loan in an aggregate principal amount of $650 million, which term loan was fully drawn as of the Closing Date (with existing term loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date continued and now outstanding under and governed by the terms of the Credit Agreement). As part of the aggregate commitments under the revolving advances, the Credit Agreement provides for letters of credit to be issued at the request of the Company in an aggregate amount not to exceed $320 million and for swing line loans to be issued at the request of the Company in an aggregate amount not to exceed the lesser of $100 million and the aggregate commitments under the revolving advances. This swing line sublimit is part of, and not in addition to, the aggregate commitments under the revolving advances. Existing letters of credit in place under the Existing Credit Agreement immediately prior to the Closing Date are continued and now deemed issued under and governed by the terms of the Credit Agreement. Subject to certain specified conditions and additional deliveries, the Company has the option to request increases in the aggregate commitments for revolving advances and one or more additional term loans, provided that (i) the aggregate principal amount of such requests does not exceed $500 million and (ii) the aggregate principal amount of commitments and term loans under the credit facility does not exceed $3.0 billion. As of the Closing Date, there are no commitments by lenders for any such increases in aggregate commitments for revolving advances or additional term loans described in the preceding sentence.

Advances are available under the Credit Agreement in U.S. dollars and Canadian dollars. Interest accrues on the term loan at a LIBOR rate or a base rate, at the Company’s option, plus an applicable margin. Interest accrues on revolving advances, at the Company’s option, (i) at a LIBOR rate or a base rate for U.S. dollar borrowings, plus an applicable margin, and (ii) at the Canadian prime rate for Canadian dollar borrowings, plus an applicable margin. Canadian dollar borrowings are also available by way of bankers' acceptances or BA equivalent notes, subject to the payment of a drawing fee. The fees for letters of credit in U.S. dollars and Canadian dollars are also based on the applicable margin. The applicable margin used in connection with interest rates and fees is based on the debt rating of the Company’s public non-credit-enhanced, senior unsecured long-term debt (the “Debt Rating”). The applicable margin for LIBOR rate loans, drawing fees for bankers’ acceptances, BA equivalent notes and letter of credit fees ranges from 0.750% to 1.250%, and the applicable margin for U.S. base rate loans, Canadian prime rate loans and swing line loans ranges from 0.00% to 0.250%. The Company will also pay a fee based on the Debt Rating on the actual daily unused amount of the aggregate revolving commitments ranging from 0.065% to 0.150%. The Credit Agreement contains hardwired mechanics for the replacement of LIBOR, including (1) mechanics to transition to a rate based upon the secured overnight financing rate (“SOFR”) published by the Federal Reserve Bank of New York or a successor administrator on its website (or a successor source) upon the earlier of (x) LIBOR’s cessation or loss of representativeness, (y) June 30, 2023 and (z) the effectiveness of an early opt-in election by the Company and the agents subject to certain terms and (2) mechanics to transition to an alternate benchmark rate giving due consideration to any evolving or then-prevailing market conventions for U.S. dollar-denominated syndicated credit facilities at such time upon the occurrence of certain subsequent transition events, the unavailability of SOFR-based alternatives or the effectiveness of an early opt-in election by the Company and the agents subject to certain terms.

The borrowings under the Credit Agreement are unsecured and there are no subsidiary guarantors under the Credit Agreement. Proceeds from borrowings under the Credit Agreement may be used (i) to finance acquisitions, dividends or other equity distributions permitted under the Credit Agreement, (ii) for capital expenditures, working capital, payment of certain transaction fees and expenses, letters of credit and any other lawful corporate purposes, and (iii) to refinance all amounts outstanding under the Existing Credit Agreement.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including, among others, a change of control event of default and limitations on the incurrence of indebtedness and liens, new lines of business, mergers, transactions with affiliates and burdensome agreements. During the continuance of an event of default, the Lenders may take a number of actions, including, among others, declaring the entire amount then outstanding under the Credit Agreement to be due and payable.

The Credit Agreement includes a financial covenant limiting, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Total Funded Debt (as defined in the Credit Agreement) as of such date to (b) Consolidated EBITDA (as defined in the Credit Agreement), measured for the preceding 12 months (the “Leverage Ratio”), to not more than 3.75 to 1.00 (or 4.25 to 1.00 during material acquisition periods, subject to certain limitations).

The above references to and description of the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

4.1	Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 30, 2021

104	The cover page of Waste Connections, Inc. on Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waste Connections, Inc.

By:	/s/ Mary Anne Whitney
Mary Anne Whitney
Executive Vice President and Chief Financial Officer

Date: July 30, 2021